Exhibit 4.56

Dated	20 December 2005

(1)	CRESCENT PHARMA LIMITED

- and -

(2)	DEXO BIOGENERICS LIMITED

LICENCE AGREEMENT

THIS AGREEMENT is made the 20th day of December 2005

BETWEEN:

(1)	CRESCENT PHARMA LIMITED, a company incorporated under the laws of England (company number 04750933) whose registered office is at Units 3-4 Quidhampton Business Units, Polhampton Lane, Overton, Basingstoke, Hants RG25 3ED (“Licensor”); and

(2)	DEXO BIOGENERICS LIMITED, a company incorporated under the laws of England (company number 05625492) whose registered office is currently at c/o BioProgress Technology Limited, Hostmoor Avenue, March, Cambridgeshire PE15 0AX (“Licensee”).

WHEREAS:

The Licensor has agreed to transfer Product Licences to the Licensee and to license elements of its technology to the Licensee according to the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

In this Agreement, the following expressions shall unless the context otherwise requires have the following meanings:

“Commencement Date” the date of this Agreement;

“Confidential Information” shall be as defined in Clause 8.1;

“Developed Products” products developed by the Licensee in reliance on the Licensor IP and Licensor Product Licences;

“Field” generic pharmaceutical products

“Force Majeure” in relation to either party any circumstances beyond the reasonable control of that party including without limitation any strike, lock-out, or other form of industrial action, act of God, war, riot, accident, fire, flood, explosion or government action;

“Group” in relation to any company, that company and any other company which, at the relevant time, is that company’s holding company or subsidiary (as defined by s736 of the Companies Act 1985 as amended by the Companies Act 1989), or the subsidiary of any such holding company (as so defined), and a “Member” of a Group has a corresponding meaning;

“Improvement” any improvement, modification, development, adaptation, alteration or addition to the Licensor IP;

“Intellectual Property” all Patents, claims in Patents, utility models, registered and unregistered trade marks, service marks, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, design right, approvals, data exclusivity rights, supplementary protection certificates, inventions, confidential information (including without limitation Know-how) and any other similar right situated in any country in the world;

“Know How” all information and materials not in the public domain of whatsoever nature, including without limitation ideas, discoveries, inventions, data, formulae, biological and chemical materials, techniques, procedures for experiments and tests, technical information, specifications, results of experiments and tests, design, sketches and records;

“Licensor Product Licences” the Product Licences and Product Licence applications listed in the Schedule plus any others in the Field which may come into the Licensor’s possession during the term of this Agreement;

“Licensor IP” all Intellectual Property contained in and relating to the Licensor’s regulatory, licensing, manufacturing and medical affairs expertise in the Field;

“Licensee Product Licences” any Product Licences applied for and/or obtained by or on behalf of the Licensee cross-referring to any Licensor Product Licences;

“Patent” all patents or letters patent, utility models and applications for any of the foregoing in any part of the world and any extensions of term thereof, continuations, continuations in part and all patents derived or claiming priority therefrom in any part of the world;

“Product Licence” any product licence or marketing authorisation required by the regulatory authority in any part of the Territory to market a medicinal product or medical device;

“Territory” the United Kingdom provided that the parties may agree in writing to extend the territory on a case by case basis.

2.	GRANT OF LICENCE AND TRANSFER OF PRODUCT LICENCES

2.1	In consideration of being allotted shares in the Licensee, the Licensor hereby grants to the Licensee, with effect from the Commencement Date for the duration of this Agreement, a non-exclusive licence in the Field to use the Licensor IP to apply for Licensee Product Licences and develop, market and distribute (or have developed, marketed and distributed) Developed Products.

2.2	The Licensor shall make available to the Licensee the Licensor Product Licences existing as at the Commencement Date, and shall make available to the Licensee (and shall notify the Licensee of) any new Licensor Product Licences subsequently coming into the Licensor’s possession during the term of this Agreement. The Licensee shall decide from time to time which Licensor Product Licences it wishes to have transferred to it, and shall notify the Licensor accordingly, in which case the Licensor shall assign to the Licensee such Licensor Product Licences and all Intellectual Property in any supporting data and other material related to such Licensor Product Licences.

3.	INTELLECTUAL PROPERTY RIGHTS

3.1	If the Licensee learns of any infringement or suspected infringement of the Licensor IP, or any allegation that it infringes a third party’s rights, it shall promptly notify the Licensor in writing.

3.2	The Licensee shall supply such assistance as the Licensor reasonably requires (at the Licensor’s expense) to counter any infringement of the Licensor IP or any allegation that the Licensor IP infringes a third party’s Intellectual Property.

3.3	The Licensee may use and/or exploit the Licensor IP in accordance with the terms of this Agreement only.

4.	REPRESENTATIONS AND WARRANTIES

Each of the parties warrants to the other that it has the right to enter into this Agreement and is not restricted by any provisions of any agreements of any nature which prevent it from carrying out this Agreement fully in accordance with its terms.

5.	OBLIGATIONS OF THE LICENSOR

The Licensor shall as soon as reasonably possible after the Commencement Date supply the Licensee with such information concerning the Licensor IP and the Licensor Product Licences as the Licensee requires to perform its obligations and exercise its rights under this Agreement.

6.	OBLIGATIONS OF THE LICENSEE

The Licensee shall use its reasonable endeavours to develop, market, promote and maximise sales of Developed Products throughout the Territory.

7.	IMPROVEMENTS

7.1	Each party shall as soon as reasonably possible disclose to the other party any Improvements which it generates during this Agreement.

7.2	Improvements generated by the Licensor shall be licensed to the Licensee as if they were part of the Licensor IP.

7.3	Improvements generated by the Licensee shall be assigned to the Licensor free of all third party rights and licensed back to the Licensee as if they were part of the Products IP. Accordingly, the Licensee hereby assigns by way of future assignment all its right, title and interest in such Improvements to the Licensor and the Licensee shall do such things and execute such documents as the Licensor requires in order to effect such assignment.

7.4	Licensee Product Licences (and all associated Intellectual Property) shall be owned by the Licensee.

8.	CONFIDENTIALITY

8.1	Subject to Clause 11, each party agrees to maintain secret and confidential (a) all tangible or intangible trade secrets, Know-how and other technical or commercial information (including Intellectual Property) disclosed to it by the other or otherwise obtained by it from the other, whether prior to and in contemplation of this Agreement or in the course of this Agreement, and which the other party has properly designated as proprietary and/or confidential or which, by reason of its nature or the circumstances surrounding its disclosure or its being obtained ought to be treated as proprietary and/or confidential (collectively, “Confidential Information”).

8.2	Clause 8.1 shall not apply to information which the recipient party can prove by documentary evidence:

8.2.1	prior to receipt thereof from the other party was in the possession of the recipient party and at its free disposal; or

8.2.2	is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the other; or

8.2.3	is or becomes generally available to the public through no act or default of the recipient party or its employees, agents, contractors or sub-contractors; or

8.2.4	is required by law or a court or other competent authority to be disclosed; provided that in such case the recipient party shall promptly notify the other party in writing and in such detail as the other party may reasonably require of such requirement for disclosure and shall assist that other party in any lawful efforts to prevent or limit the disclosure.

8.4	It is acknowledged that notwithstanding the provisions of Clause 8.1 above each party shall be entitled to disclose any Confidential Information of the other party to its agents, representatives, employees, consultants, professional advisors, and prospective and actual licensors, licensees, investors, customers and manufacturers (collectively “Third Party Recipients”) to the extent necessary to facilitate the performance of its obligations and exercise of its rights under this Agreement Provided that any such disclosure shall only be limited to what is absolutely necessary for such purposes and the party making any such disclosure shall procure that any such Third Party Recipient shall be bound by obligations of confidentiality substantially similar to the provisions of this Clause 8.

8.5	This Clause 8 shall survive any termination or expiry of this Agreement and continue in force without limitation in time.

9.	LIABILITY

9.1	The Licensor warrants that, so far as it is aware, the Licensor IP can be licensed to the Licensee and the Licensor Product Licences can be relied upon and used without infringing any third party’s rights. All other warranties, conditions and terms, express or implied, are, subject to Clause 4, excluded from this Agreement.

9.2	Neither party excludes or limits its liability in negligence for death or personal injury, or for fraud or wilful default or otherwise insofar as any exclusion or limitation of its liability is void, prohibited or unenforceable by law. All other provisions of this Agreement shall be read subject to this Clause 9.2.

9.3	Subject to Clauses 9.1 and 9.2:-

9.3.1	each party’s total liability in contract, tort (including negligence or breach of statutory duty), misrepresentation or otherwise, arising out of or in connection with this Agreement shall be limited to £1,000,000 (one million pounds sterling) and

9.3.2	neither party shall have any liability to the other for any loss of profit, revenue, savings, goodwill or other financial or consequential loss of any kind whatsoever, including loss of business, loss under current and future contracts and administrative costs arising out of or in relation to this Agreement, whether arising by reason of misrepresentation, breach of contract, in tort (including negligence or breach of statutory duty) or under statute.

9.4	The Licensee shall indemnify and hold harmless (on a full indemnity basis) the Licensor against any losses, costs, expenses (including reasonable attorneys’ fees), damages and liabilities which the Licensor may incur in connection with the Licensee’s development of Developed Products or supply of Developed Products to third parties.

10.	FORCE MAJEURE

If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, and if such party gives written notice thereof to the other party specifying the matters constituting Force Majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

11.	PUBLICITY AND MARKETING

Each party hereby authorises the other party to use the first party’s name and to refer to the subject matter of this Agreement for publicity and marketing purposes, provided that each party shall obtain the other’s written consent (which shall not be unreasonably withheld or delayed) prior to any such use.

12.	TERMINATION

Subject to earlier termination in accordance with its terms, this Agreement shall commence on the Commencement Date and continue in force thereafter. It may only be terminated by mutual written consent of the parties.

13.	CONSEQUENCES OF TERMINATION

13.1	Termination of this Agreement for any reason shall be without prejudice to the rights of the parties accrued prior to termination and shall not bring to an end any provision of this Agreement which needs to survive termination in order to give full effect to its meaning.

13.2	If this Agreement terminates for whatever reason:-

13.2.1	the licences granted hereunder shall cease forthwith; and

13.2.2	the Licensor Product Licences (and all associated Intellectual Property assigned with them) shall be transferred back to the Licensor but the Licensee shall retain ownership of the Licensee Product Licenses (and all associated Intellectual Property).

13.3	Upon termination of this Agreement (howsoever caused) each party shall promptly deliver up to the other:

13.3.1	any material containing or disclosing any Confidential Information of the other party that has been provided to the first party for or in connection with this Agreement; and

13.3.2	all documentation, records, equipment and other items which are the property of the other party and which have been provided to the first party for or in connection with this Agreement.

14.	ASSIGNMENT

This Agreement is personal to the parties and, subject as otherwise expressly provided in this Agreement, neither party shall assign, sub-license, sub-contract or delegate or purport to assign, sub-license, sub-contract or delegate its rights or obligations under this Agreement in whole or in part, without the other party’s prior written consent which shall not be unreasonably withheld or delayed.

15.	MISCELLANEOUS

15.1	No variation or amendment of this Agreement shall bind either party unless made in writing and agreed to in writing by duly authorised officers of both parties.

15.2	If it transpires that the whole or any part of any provision of this Agreement is illegal, void or unenforceable under any law that is applicable hereto, or if any competent authority or court of competent jurisdiction in a final decision so determines, this Agreement shall continue in force save that such provision (or the relevant part of it) shall be deemed to be deleted from this Agreement with effect from the date of such agreement or decision or such earlier date as the parties may in writing agree.

15.3	A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

15.4	This Agreement supersedes any other arrangements, undertakings, promises, representations or agreements (whether or not in writing) made or existing between the parties hereto prior to or simultaneously with this Agreement and relating to the subject matter of this Agreement.

15.5	This Agreement is not intended to confer a benefit on any third party, whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise and no third party shall have any right to enforce any of the provisions of this Agreement.

15.6	The relationship of the parties under this Agreement is that of independent contractors and, subject as otherwise expressly provided in this Agreement, neither party is the agent of the other for any purpose and neither party shall make any representation, give any warranty or enter into any contractual or other commitment purporting to be binding on the other.

16.	NOTICES

Any notice given under this Agreement shall be sufficiently served if in writing and sent to the address of the recipient party as set out below

Crescent Pharma Limited

Units 3-4 Quidhampton Business Units

Polhampton Lane

Overton

Basingstoke

Hants

RG25 3ED

Fax 01256 772740

FAO Chief Executive Officer

Dexo BioGenerics Limited

c/o BioProgress Technology Limited

Hostmoor Avenue

March

Cambridgeshire

PE15 0AX

Fax 01354 655858

FAO Managing Director

Copy to: Company Secretary

Provided that:-

16.1	if served by facsimile it will be deemed received when sent, subject to issue of a valid transmission slip;

16.2	if served by hand (including courier) it will be deemed received when delivered; and

16.3	if served by post it will be deemed received 2 business days after posting.

17.	GOVERNING LAW AND DISPUTES

17.1	The parties will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement within 30 days by negotiations between their respective nominated representatives. If the matter is not so resolved within such 30 day period, either party may at its option submit the matter for resolution through a procedure such as mediation, conciliation or executive tribunal or other dispute resolution technique recommended to them by the Centre for Dispute Resolution in England or by such bodies as may replace it (“ADR Procedure”).

17.2	If a party elects to submit to the ADR Procedure, the other party shall be obliged to submit to the ADR Procedure and both parties shall attempt in good faith to resolve the matter through the ADR Procedure. In such circumstances, neither party may resort to the jurisdiction of the courts under Clause 17.3 until the dispute or claim has been resolved pursuant to the ADR Procedure or until the person or tribunal in charge of the ADR Procedure notifies both parties in writing that in his, her or its opinion the matter is not capable of resolution through the ADR Procedure or is unlikely to be so resolved.

17.3	This Agreement shall be governed by and construed in all respects in accordance with the laws of England and, subject to Clauses 17.1 and 17.2, the parties submit to the exclusive jurisdiction of the English courts in respect of any dispute or claim arising out of or relating to this Agreement.

SCHEDULE

Licensor Product Licences

Acetazolamide Tablets BP 250mg

Allopurinol Tablets BP 100mg

Allopurinol Tablets BP 300mg

Aluminium Hydroxide Tablets BP 500mg

Aminophylline Tablets BP 100mg

Aminophylline Tablets BP 200mg

Amitriptyline Tablets BP 25mg

Amoxicillin Capsules BP 250mg

Amoxicillin Capsules BP 500mg

Amoxicillin Syrup BP 125mg/5ml

Amoxicillin Syrup BP 250mg/5ml

Ampicillin Capsules BP 250mg

Ampicillin Capsules BP 500mg

Ampicillin Syrup BP 125mg/5ml

Ampicillin Syrup BP 250mg/5ml

Ascorbic Acid Tablets BP 25mg

Ascorbic Acid Tablets BP 50mg

Ascorbic Acid Tablets BP 100mg

Ascorbic Acid Tablets BP 200mg

Ascorbic Acid Tablets BP 500mg

Dispersible Aspirin Tablets BP 75mg

Dispersible Aspirin Tablets BP 300mg

Aspirin Tablets BP 300mg

Atenolol Tablets BP 25mg

Atenolol Tablets BP 50mg

Atenolol Tablets BP 100mg

Bendrofluazide Tablets BP 2.5mg

Bendrofluazide Tablets BP 5mg

Benzhexol Tablets BP 2mg

Benzhexol Tablets BP 5mg

Calcium Gluconate Tablets BP 600mg

Calcium Lactate Tablets BP 300mg

Calcium with Ergocalciferol Tablets BP

Captopril Tablets BP 12.5mg

Captopril Tablets BP 25mg

Captopril Tablets BP 50mg

Chlordiazepoxide Capsules BP 5mg

Chlordiazepoxide Capsules BP 10mg

Chloroquine Phosphate Tablets BP 250mg

Chlorpheniramine Tablets BP 4mg

Chlorpropamide Tablets BP 100mg

Chlorpropamide Tablets BP 250mg

Cloxacillin Capsules BP 250mg

Cloxacillin Capsules BP 500mg

Co-Codamol Tablets

Co-Danthramer Suspension

Co-Danthramer Suspension Strong

Codalax Suspension

Codalax Suspension Forte

Co-Dydramol Tablets BP

Co-Fluampicil Capsules

Co-Proxamol Tablets

Co-Trimoxazole Tablets BP

Codeine Linctus

Codeine Phosphate Tablets BP 15mg

Codeine Phosphate Tablets BP 30mg

Codeine Phosphate Tablets BP 60mg

Cold and Influenza Capsules

Dapsone Tablets BP 100mg

Diazepam Tablets BP 2mg

Diazepam Tablets BP 5mg

Diazepam Tablets BP 10mg

Diclofenac Tablets BP 25mg

Diclofenac Tablets BP 50mg

Dihydrocodeine Tablets BP 30mg

Diltiazem Modified Release Tablets BP 60mg

Diphenhydramine Hydrochloride Tablets 25mg

Diphenhydramine Hydrochloride Tablets 50mg

Ephedrine Hydrochloride Tablets BP 15mg

Ephedrine Hydrochloride Tablets BP 30mg

Ephedrine Hydrochloride Tablets BP 60mg

Ferrous Furmarate Tablets BP 200mg

Ferrous Gluconate Tablets BP 300mg

Flucloxacillin Capsules BP 250mg

Flucloxacillin Capsules BP 500mg

Flucloxacillin Syrup 125mg/5ml

Flucloxacillin Syrup 250mg/5ml

Frusemide Tablets BP 20mg

Frusemide Tablets BP 40mg

Frusemide Tablets BP 500mg

Haloperidol Tablets BP 0.5mg

Haloperidol Tablets BP 1.5mg

Haloperidol Tablets BP 5.0mg

Haloperidol Tablets BP 10mg

Haloperidol Tablets BP 20mg

High Strength Calciferol Tablets BP

Ibuprofen Tablets BP 200mg

Ibuprofen Tablets BP 200mg

Ibuprofen	Tablets BP 400mg

Ibuprofen Tablets BP 400mg

Ibuprofen Tablets BP 600mg

Imipramine Tablets BP 10mg

Imipramine Tablets BP 25mg

Indomethacin Capsules BP 25mg

Indomethacin Capsules BP 50mg

Isoniazid Tablets BP 50mg

Isoniazid Tablets BP 100mg

Junior Expectorant Elixir

Lactulose Solution BP

Mentholated Balsam Linctus

Methyldopa Tablets BP 250mg

Methyldopa Tablets BP 500mg

Metoclopramide Tablets BP 10mg

Metronidazole Tablets BP 200mg

Metronidazole Tablets BP 400mg

Minocycline Tablets BP 50mg

Minocycline Tablets BP 100mg

Multivitamin & Mineral Tablets Beretun

Compound Magnesium Trisilicate Tablets BP

Naproxen Tablets BP 250mg

Naproxen Tablets BP 500mg

Nicotinamide Tablets BP 50mg

Nicotinic Acid Tablets BP 25mg

Nicotinic Acid Tablets BP 50mg

Nicotinic Acid Tablets BP 100mg

Nitrazepam Tablets BP 5mg

Oxprenolol Tablets BP 20mg

Oxprenolol Tablets BP 40mg

Oxprenolol Tablets BP 80mg

Oxytetracycline Tablets BP 250mg

Paracetamol & Caffeine Capsules

Paracetamol Tablets BP 500mg

Paracetamol Tablets BP 500mg

Penicillin VK Tablets 125mg

Penicillin VK Tablets 250mg

Phenobarbitone Tablets BP 15mg

Phenobarbitone Tablets BP 30mg

Phenobarbitone Tablets BP 60mg

Phenobarbitone Tablets BP 100mg

Phenoxymethylpenicillin Elixir BP 125mg/5ml

Phenoxymethylpenicillin Elixir BP 250mg/5ml

Phenylbutazone Tablets BP 100mg

Phenylbutazone Tablets BP 200mg

Pholcodine Linctus BP

Pholcodine Linctus Strong BP

Piroxicam Capsules BP 10mg

Piroxicam Capsules BP 20mg

Prednisolone Tablets BP 1mg

Prednisolone Tablets BP 5mg

Promethazine Hydrochloride Tablets 10mg

Promethazine Hydrochloride Tablets 25mg

Promethazine Theoclate Tablets BP 25mg

Propranolol Tablets BP 10mg

Propranolol Tablets BP 40mg

Propranolol Tablets BP 80mg

Propranolol Tablets BP 160mg

Quinidine Sulphate Tablets BP 200mg

Quinine Bisulphate Tablets BP 300mg

Quinine Sulphate Tablets BP 200mg

Quinine Sulphate Tablets BP 300mg

Quinine Hydrochloride Tablets BP 300mg

Simvastatin Tablets BP 10mg

Simvastatin Tablets BP 20mg

Simvastatin Tablets BP 40mg

Sulphasalazine Tablets 500mg

Tamoxifen Tablets BP 10mg

Tamoxifen Tablets BP 20mg

Tamoxifen Tablets BP 40mg

Trimethoprim Tablets BP 100mg

Trimethoprim Tablets BP 200mg

Vitamin B Compound Tablets BPC

Vitamin B Compound Strong Tablets BPC

Vitamins A D & C Black (Chewable) Tablets

Vitamins A D & C Lemon (Chewable) Tablets

Vitamins A D & C Orange (Chewable) Tablets

Vitamins A D & C Orange (Chewable) Tablets

Warfarin Tablets BP 1mg

Warfarin Tablets BP 3mg

Warfarin Tablets BP 5mg

Zinc Sulphate Capsules BP 220mg

SIGNED by the parties’ authorised representatives on the date written at the head of this Agreement.

For and on behalf of Crescent Pharma Limited

/s/ M. Al-Doori
(signature)

Name: M. Al-Doori

Position: CEO

For and on behalf of Dexo BioGenerics Limited

/s/ Georgina Godby
(signature)

Name: Georgina Godby

Position: Company Secretary